Exhibit 10.4

March 29, 2012

Mr. Sujit Sircar

Emp ID: 500663

Dear Sujit,

Re:	Amendment (this “Amendment”) to your Employment Agreement dated July 1, 2011 (the “Employment Agreement”)

We are pleased to inform you of revisions to some of the terms of your Employment Agreement.

Upon execution of this Amendment by you and iGATE Global Solutions Limited, the following Sections and Items of your Employment Agreement shall be amended and restated in their entirety as set forth below:

Section 2(b) of the Employment Agreement:

(b) If the Company terminates your employment, you will be entitled to severance pay equal to six (6) months then prevailing gross annual remuneration set out in 1(a) of Annexure A plus annual performance based incentive as per Company policy, but only if the Company does not provide you with at least six months’ notice of the termination. You are not entitled to severance pay under any other circumstance.

Section 9 of the Employment Agreement:

9. Notwithstanding anything to the contrary herein contained:

(a) the Company shall be entitled to terminate your employment at any time by giving you six (6) months’ notice in writing or severance pay (as per Section 2(b)) in lieu of the six-month (6-month) notice period without assigning any reason.

(b) you shall be entitled to terminate your employment with the Company at any time by giving to the Company six (6) months’ notice in writing without assigning any reason.

Item 1(a) of Annexure A to the Employment Agreement:

1 (a) Your gross annual remuneration for 2011 shall be INR 80,00,000 (Rupees Eighty Lakhs Only), effective January 01, 2011; and Your gross annual remuneration shall be INR 1,20,00,000 (Rupees One Crore Twenty Lakhs Only), effective January 01, 2012. The gross annual remuneration shall be divided into various components and heads in accordance with Company Policies applicable to your level.

Item 2 of Annexure A to the Employment Agreement:

2. Your annual performance based incentive for 2011, shall be an amount not exceeding INR 41,20,000 (Rupees Forty One Lakhs Twenty Thousand Only); and Your annual performance based incentive for the period effective January 01, 2012, shall be an amount not exceeding INR 60,00,000 (Rupees Sixty Lakhs Only) based upon a review of your performance by the Board of Directors of the Company. The annual performance-based incentive to be quantified and to be paid quarterly, half yearly or annually as the Board may determine.

Except as stated above, all other terms and conditions contained in the Employment Agreement shall remain unaltered and shall continue to be in force as earlier.

This Amendment may be executed in counterparts, each of which shall constitute an original and both of which together shall constitute one and the same agreement.

All capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Employment Agreement.

This Amendment may not be modified or waived except in writing executed by both parties to this Amendment.

This Amendment shall be governed by the laws of the Republic of India.

We look forward to your very active participation and contribution in our journey to scaling newer heights and make iGATE a world class organization. We wish you a happy and rewarding career with iGATE!

Please sign and return one original to us indicating your acceptance of the revised terms of your appointment.

Yours truly,
For iGATE Global Solutions Limited	I Accept

/s/ Srinivas Kandula	/s/ Sujit Sircar
Srinivas Kandula	Sujit Sircar
Global Head- HR